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                                                                  EXHIBIT 10.21


                              EMPLOYMENT AGREEMENT

                                  JOHN R. RUDA

                                       &

                        OAKHURST MANAGEMENT CORPORATION

Agreement (this "Agreement") dated as of this 19th day of December 1995 by and between OAKHURST MANAGEMENT CORPORATION (the "Company") and JOHN R. RUDA ("Mr. Ruda").


                                   BACKGROUND

Mr. Ruda has been a valued employee of Steel City Products, Inc. (SCPI) for many years in executive positions and as a result, has developed valuable marketing and selling skills. SCPI is now one of a number of companies with a common parent, Oakhurst Company, Inc. (Oakhurst). Oakhurst wishes to employ Mr. Ruda's talents on a company-wide basis to assist in the building of all of its businesses, starting with possible new directions for SCPI, itself. Accordingly, the Company, as the administrative arm of Oakhurst, desires to enter into this Agreement to secure Mr. Ruda's services on the terms and conditions set forth herein for the benefit of Oakhurst and its affiliates.

Therefore in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt ans sufficiency of which are hereby acknowledged, it is agreed as follows:


1. TERM: The "Initial Term" of this Agreement shall commence March 1, 1996 and shall continue through February 28, 1997 unless sooner terminated as provided below. This Agreement shall terminate at the expiration of the Initial Term unless it is extended by agreement of the parties.


2. RESPONSIBILITIES: Mr. Ruda shall be elected a Vice President of the Company, Senior Vice President--Marketing of Oakhurst and, subject to the supervision of the Company's President, shall carry out such marketing and sales tasks relating to the Company and its affiliates as the Company shall direct. Mr. Ruda shall not be required to change the location of his residence in the Pittsburgh area in order to carry out his responsibilities hereunder.


3. SALARY: The Company shall pay Mr. Ruda a base salary of eight thousand three hundred thirty-three dollars and thirty four cents ($8,333.34) per month, payable at the same time as other officers of the Company are paid.


4.         BENEFITS:

           (a) Mr. Ruda shall be entitled to three weeks vacation per twelve-months of employment and substantially the same family health and related insurance coverages as he was receiving prior to the date hereof. He shall also be entitled to life insurance in the amount of two hundred fifty thousand dollars ($250,000) to be provided at Company expense. Mr. Ruda may continue participation in a 401(k) Plan maintained by the Company or one of its affiliates, and shall continue to participate in the SCPI retirement plan in the manner and to the extent he participated in that plan prior to the date of this Agreement.

           (b) The Company shall continue to make available for Mr. Ruda's use an automobile on the same basis as he is being provided an automobile on the date hereof.





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5.         BONUS:  Mr. Ruda shall be eligible for a bonus (the "Bonus") as provided in Exhibit A.


6. BUSINESS EXPENSES: Mr. Ruda shall be reimbursed in accordance with Company policy from time to time in effect for all reasonable and itemized business expenses incurred by him in the performance of his duties. Such expenses will be subject to the review and approval of the President of the Company.


7. INDEMNIFICATION: Mr. Ruda shall be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and as a director, officer and/or employee of any affiliate of the Company to the fullest extent permitted by the Certificate of Incorporation and the laws of the State of Texas.


8. NON-DISCLOSURE: During his employment by the Company and thereafter, Mr. Ruda shall not disclose to any person, firm or corporation any trade, technical or technological secrets, any details of the organization or business affairs, any customer lists of the Company and/or its affiliates or any other information relating to the business of the Company or its affiliates that constitutes a trade secret or that is not generally known.


9.         NON-COMPETITION:

           (a) So long as he is an employee of the Company or one of its affiliates, and (i) for a period of six (6) months from and after the date that his employment shall cease for whatever reason (except as otherwise provided below), or
                     (ii) for a period of eighteen (18) months from the commencement of the Initial Term, whichever of the periods set forth in (i) or (ii), above, is longer, Mr. Ruda, individually or in conjunction with others shall not either directly or indirectly within the Market Area (as hereinafter defined) engage directly or indirectly in any business that any affiliate of the Company conducts at the date of the termination of Mr. Ruda's employment or in any new or different business in which any affiliate of the Company or Mr. Ruda has or had developed preliminary plans to engage at such date.

           (b) The ownership of less than one percent (1%) of the outstanding stock of a publicly traded corporation shall not be deemed to be engaged, solely by reason thereof, in any of its businesses.

           (c) This covenant shall not apply to any new or different business conducted by any affiliate of the Company, or to any planned new geographic area after the date of the termination of his employment as to which Mr. Ruda did not have a substantial involvement in its planning and/or conduct.

           (d) The "Market Area" at any given time shall consist of the State of Pennsylvania and all other states in which SCPI or any of its affiliates is at the time selling products amounting to at least ten percent (10%) of the total revenues of SCPI or of such affiliate, as the case may be.

           (e) Notwithstanding the foregoing, in the event that the Company fails to offer Mr. Ruda a renewal of this Agreement and a continuation of his employment for at least an additional one-year period at the same base salary, with substantially the same benefits and with a comparable bonus program, he shall thereafter no longer be subject to the non-competition obligations contained in this Paragraph 9.





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10.        TERMINATION BY THE COMPANY:  Mr. Ruda's employment may be terminated by the Company only pursuant to the following provisions:

           (a) For Cause, (as defined below), by written notice to Mr. Ruda, in which event the Company shall pay to him his salary through the date of termination to the extent not theretofore paid.

           (b)       Without Cause --

                     i. during the Initial Term, by written notice to Mr. Ruda, in which event the Company shall pay to him in a lump sum his salary for the balance of the Initial Term, and any portion of the Bonus due him for such term as provided in Exhibit A; or

                     ii. upon the expiration of the Initial Term or thereafter, on sixty (60) days' prior written notice, in which event the Company shall continue to pay him his salary through such sixty-day period and shall pay to him any portion of the Bonus earned to the date of termination, as provided in Exhibit A.

           (c) Upon the death or permanent disability of Mr. Ruda, by giving sixty (60) days' prior written notice to Mr. Ruda or his personal representative, as the case may be, in which event the Company shall pay to him his salary through the date of termination to the extent not theretofore paid, and any portion of the Bonus earned to the date of termination, as provided in Exhibit A.

           (d) Definition of Cause: "Cause" for purposes of termination by the Company shall mean serious misconduct by Mr. Ruda in connection with his employment; substantial failure by him to perform his responsibilities as an employee; any act of dishonesty or fraud; the commission of a felony; or the breach by him of any material obligation to the Company including, but not limited to any obligation of confidentiality, non-disclosure or non-competition.


11. TERMINATION BY MR. RUDA: Mr. Ruda may terminate his employment under this Agreement only pursuant to the following provisions:

           (a) For Cause, upon the expiration of fifteen (15) days after giving notice of a breach of this Agreement by the Company unless within such fifteen-day period the Company has cured the basis of such Cause, or if a cure is not possible within a fifteen-day period, if it has diligently and in good faith commenced to effect such cure.

           (b) Without Cause, on sixty (60) days' prior written notice to the Company, in which event the Company may deem any such notice given by Mr. Ruda as a resignation by him, effective upon the giving of such notice, of all of the directorships and offices then held by him in the Company and its subsidiaries, but the Company shall nevertheless continue to pay to him his salary during such sixty-day period.

           (c) Definition of Cause: "Cause" for purposes of termination by Mr. Ruda shall consist of the breach by the Company in the performance of any of its obligations set forth in this Agreement or breach of any statutory obligation to Mr. Ruda.


12. NOTICES: All notices required or permitted under this Agreement shall be in writing and shall be deemed given either (a) when hand delivered to a party; (b) when deposited with a nationally-recognized delivery service with instructions to provide next-business-day delivery and proof of delivery; or (c) in the case of a notice to the Company, when sent by facsimile transmission as follows:





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      If to the Company, at:                      If to Mr. Ruda at:
           Oakhurst Management Corporation           John R. Ruda
           1001 Santerre Drive                       2505 Foxbriar
           Grand Prairie, Texas 75050                Wexford, Pennsylvania 15090
           Attention: President
           Facsimile No.: (214) 660-4465

      with a copy to:
           Roger M. Barzun
           60 Hubbard Street
           Concord, Massachusetts 01742
           Facsimile No.: (508) 287-4276


           or, to such other address of a party as that party shall notify the other party in the manner provided herein.


13. PRORATION: To the extent that proration is not otherwise provided for in this Agreement, all amounts payable to Mr. Ruda under this Agreement shall be deemed earned on a daily basis and shall be pro rated based on a 365-day year.


14.        ENTIRE AGREEMENT ETC.:

           (a) This Agreement together with Exhibit A contains the entire understanding of the parties on the subject matter hereof; shall not be amended and no term hereof shall be waived except by written agreement of the parties signed by each of them; shall be binding upon and inure to the benefit of the parties and their successors, personal representatives and permitted assigns; may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which shall constitute but one and the same agreement; and shall not be assignable by Mr. Ruda without the prior written consent of the Company.

           (b) The words "herein", "hereof", "hereunder", "hereby", "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole. The word "including" shall mean including, but not limited to any enumerated items.

           (c) No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade not expressly incorporated herein shall be binding on the parties.

           (d) The failure to insist upon strict compliance with any term, covenant or condition contained herein shall not be deemed a waiver of such term, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

           (e) The captions of the paragraphs herein are for convenience only and shall not be used to construe or interpret this Agreement.


15. PRIOR AGREEMENT: This Agreement supersedes that certain Employment Agreement dated as of September 1, 1993 between SCPI and Mr. Ruda (the "Prior Agreement"), and by execution hereof Mr. Ruda and SCPI agree (i) to terminate the Prior Agreement effective





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           as of the date hereof; and (ii) to waive any and all claims that either of them may have had, may now have or may hereafter have arising out of the Prior Agreement, it being the intent of Mr. Ruda and SCPI that neither shall have any liability to the other under the Prior Agreement from and after the date of this Agreement.


In Witness Whereof, the parties have executed and delivered this Agreement as of the date first set forth above.


OAKHURST MANAGEMENT CORPORATION


By:  /s/ MAARTEN D. HEMSLEY               /s/ JOHN R. RUDA
    -----------------------------        -----------------------------------
     Maarten D. Hemsley                   John R. Ruda
     President



                                    CONSENT

Steel City Products, Inc. hereby consents to the terms of Section 15 of that certain Employment Agreement dated as of December 19, 1995 by and between John
R. Ruda and Oakhurst Management Corporation effective this 19th day of December 1995.

STEEL CITY PRODUCTS, INC.


By:  /s/ BERNARD H. FRANK
    -------------------------------
     Bernard H. Frank
     Chief Executive Officer





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                                                                       EXHIBIT A

                          EMPLOYMENT AGREEMENT BETWEEN

                 JOHN R. RUDA & OAKHURST MANAGEMENT CORPORATION


1. BONUS FOR THE 1997 FISCAL YEAR: The Bonus for the 1997 fiscal year shall be equal to a percentage of the Net Revenues (as defined below) derived from sales of products during the 1997 fiscal year, as follows:

         (a) One percent (1%) of the Net Revenues of SCPI that exceed seventeen million dollars ($17,000,000) up to and including twenty-one million dollars ($21,000,000); plus

         (b) One-half of one percent (0.5%) of the Net Revenues of SCPI that exceed twenty-one million dollars ($21,000,000) up to and including twenty-three million dollars ($23,000,000); plus

         (c) One-quarter of one percent (0.25%) of the Net Revenues of SCPI that exceed twenty-three million dollars ($23,000,000); plus

         (d) One percent (1%) of the Net Revenues of SCPI derived from the sale of pet supplies; plus

         (e) One-half of one percent (0.5%) of the Net Revenues derived from New Product Categories (as defined below).


2. BONUS IN A SUBSEQUENT FISCAL YEAR: In the event that this Agreement shall be renewed, the parties shall agree upon a bonus program for the subsequent fiscal year.


3. BONUS PRORATION: In the event that Mr. Ruda's employment is terminated by the Company for other than Cause prior to the end of a fiscal year, he shall nevertheless be entitled to the Bonus calculated for the period from the beginning of the fiscal year in which the termination occurred through the last day of the fiscal month in which such termination became effective, with appropriate proration of the threshold amounts set forth above.


4. PAYMENT OF BONUS: The Company shall pay the Bonus to Mr. Ruda within one hundred (100) days after the end of each fiscal year as to which he is entitled to the Bonus hereunder, except that if Mr. Ruda's employment is terminated by the Company for other than Cause prior to the end of such a fiscal year, the Company shall pay the Bonus computed according to the foregoing paragraph within ninety (90) days after the date of termination. No Bonus shall be paid in the event that Mr. Ruda terminates his employment with the Company without Cause.


5.       DEFINITIONS:

         (a) For purposes of this Agreement, "fiscal year" and "fiscal month" shall refer to the fiscal year and month of the Company being used at the date of this Agreement. In the event that the fiscal year or month of the Company is changed for any reason, an equitable adjustment shall be made so that no portion of the Bonus that would otherwise have been payable hereunder shall by reason of such change become not payable.

         (b) "Net Revenues" shall mean all revenues derived from the sale of products less returned products, discounts, freight and insurance and less all taxes collected from customers and remitted to a taxing authority.

         (c) "New Product Categories" shall mean a type of product not heretofore sold by an affiliate of the Company (other than SCPI) that is designated as such by the Company prior to any sales thereof having been made, it being the intention of the parties that the decision to undertake the sale of goods of a new type shall be in the complete discretion of the Company.

                               (End of Exhibit A)